Exhibit 5.1

January 24, 2025

LQR House Inc.

6800 Indian Creek Dr. Suite 1E

Miami Beach, Florida 3141

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to LQR House Inc., a Nevada corporation (the “Company”), in connection with the registration for resale from time to time by certain stockholders of the Company of 7,366,209 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The Shares may be offered and sold from time to time Pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares are validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue and deliver the Shares by the Company’s Board of Directors (or an authorized committee thereof) will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the corporate laws of the State of Nevada, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Sichenzia Ross Ference Carmel LLP under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

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